Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-62478 of Office Depot, Inc. on Form S-3 and Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305 and No. 333-123527 of Office Depot, Inc. on Forms S-8 of our reports dated February 12, 2007 (November 15, 2007 as to the effects of the restatement discussed in Note B) relating to the consolidated financial statements and the consolidated financial statement schedules of Office Depot, Inc., which reports express an unqualified opinion and include an explanatory paragraph related to the restatement discussed in Note B, and management’s report on the effectiveness of internal control over financial reporting dated February 12, 2007 (November 15, 2007 as to effects of the material weakness discussed in Management’s Report on Internal Control Over Financial Reporting, as revised), which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness, appearing in this Annual Report on Form 10-K/A of Office Depot, Inc. for the year ended December 30, 2006.
/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida
November 19, 2007